UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Stifel Financial Corp.

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Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

May 4, 2020

Fellow Shareholders:

Our annual shareholders’ meeting will be held on Friday, May 15, 2020 at 9:30 a.m., Central Time, using the virtual-only format described in the 2020 Proxy Statement that was sent earlier this month. We are sending you this letter to ask you to vote FOR Item 3 in our Proxy Statement, the “Equity Incentive” proposal. It would increase the capacity of our 2001 Incentive Stock Plan (2018 Restatement) (our “Plan”) by 4,000,000 shares, including 25,000 shares to be reserved for non-employee directors. As described in our Proxy Statement, our Board of Directors unanimously recommends a vote for the Equity Incentive proposal because the increased capacity will allow us to operate our business in the ordinary course and permit us to engage in future acquisitions.

Glass Lewis has recommended a vote for Item 3, stating that, in evaluating burn rate and overhang, they were “cognizant of the broad-based participation of employees” in our equity plan and that they “have not identified any other issues that should be of substantial concern for shareholders.” Institutional Shareholder Services (“ISS”), to the contrary, has recommended a vote against Item 3. We believe ISS’s recommendation is fundamentally wrong. We have attached to this letter a detailed discussion of our equity compensation approach, share utilization, dilution control and why we disagree with ISS’s recommendation. We would like to highlight the following:

•	Equity compensation to a broad number of associates is integral to our sustained success as a growth story for more than 20 consecutive years.

•	If Stifel did not use equity compensation, the amount of compensation would not change, but the mix would shift from equity to cash.

•

ISS’s formulaic analysis would generate an “against” recommendation for our plan even if we were to ask for no additional share capacity because ISS ignores our controls that have successfully managed dilution.

•

ISS’s opinion is that our “overhang” of grants that vest in future years is “excessive”. In fact, that overhang is a direct consequence of two features of our approach that directly advantage our shareholders:

•	Nearly half of the “overhang” represents grants for acquisitions and new hiring. These grants have been essential to consummating the best acquisition opportunities and retaining new talent.

•

Our grants generally vest over 5, 7 or 8 years, much longer than the 2 to 3 years often seen in our industry. A longer vesting period is retentive of talent, which is an advantage, and implies a rate of future dilution that is roughly half what it would be were our overhang comprised of grants with the more typical, short vesting horizons. Importantly, even that implied lower dilution rate has historically been almost entirely offset by our share repurchases and net settlements of grants.

For these and the reasons detailed in the accompanying discussion, we respectfully ask you to vote FOR Item 3.

Sincerely,

Ronald J. Kruszewski	Robert E. Grady	David A. Peacock
Chairman and CEO	Lead Director	Compensation Committee Chairman

Additional Discussion

Compensation Philosophy

We are a human capital business. To grow, we acquire, hire and retain talent. For many years, a broad base of our senior professionals has received between 5% and 30% of their annual incentive compensation in the form of equity that typically vests over 5, 7 or 8 years. This method of compensation aligns associates with shareholders and has proven significantly retentive over the long term.

If we did not use equity compensation, the amount of compensation would not change, but the mix would shift from equity to cash. The same holds true in our hiring and acquisition strategies – the essential components of our 20 year growth story. We believe that Stifel and its shareholders would be worse off as a result of a shift in our compensation mix from part-equity to all-cash because:

•	We would lose the tax, accounting and compensation cost benefits gained from our use of deferred equity.

•

We would lose the retentive effect of equity compensation. We concentrate equity compensation on our most highly compensated employees, so we would lose that aligning and retentive benefit precisely where firm culture has the most direct impact on shareholder results: the productivity of our most vital talent.

•

We would lose the attraction of equity compensation to new and acquired talent, the key to increasing revenue. When we grant equity-based awards to new talent, whether hired individually or as part of an acquisition, we encourage them to take a shareholder perspective from the moment they partner with us. This improves both the quality and the speed of integration, which is essential to realizing value from new talent.

•	We would lose an important incentive to our teams to achieve goals with due consideration to risk, in view of the “at-risk” nature of our awards.

•	We would be less able to compete in the competitive financial services industry for top talent.

None of this would benefit you, our shareholders.

Instead of ISS’s stark recommendation, we believe that Stifel should continue its broad-based equity compensation approach in combination with a disciplined approach to share repurchases and the net settlement of awards. This core strategy has long served our clients, associates and shareholders alike and will continue to generate value for all our stakeholders.

We ask that you conduct an independent analysis of our proposal when considering your vote on this important matter. Naturally, any compensation plan that substitutes equity for cash will be dilutive on a gross share basis. That is why we minimize dilution by disciplined grants of units, share repurchases and net settlement. These controls are detailed below. As you evaluate those controls, and the success we have had minimizing the effect of our Equity Incentive program on our total number of shares, we ask that you keep in mind benefits described above, which have been fundamental to the value of your shares.

Share Utilization

Utilization of Plan shares for each of the 3 years ending December 31, 2019, and in total, is described in the table below.

Focusing exclusively on aggregate gross grants associated with compensation, acquisitions and hiring overstates the burn rate associated with maintaining our business, we believe, as distinct from fueling the growth of our platform. The better reflection of our burn rate, we believe, is the net of shares associated with compensation grants, which totaled approximately 3% of outstanding shares during 2017–19, about 1% per year over each of the last three years. This utilization was, we believe, integral to our growth by acquiring, hiring and retaining talent, and that the resulting burn rate is reasonable in light of the resulting benefits to shareholders.

Year(a)	Compensation Grants(b)	Acquisition & Hiring Grants	Gross Grants(c)	Net Shares Estimated to be Issued(d)	Average Grant Price	Projected Net Shares as a % of Average Shares Outstanding(e)	Gross Shares as a % of Average Shares Outstanding(e)
2017	610,759	740,225	1,350,984	743,000	$50.44	1.1%	2.0%
2018	1,591,458	782,804	2,374,262	1,306,000	$55.90	1.9%	3.5%
2019	1,763,368	1,107,362	2,870,730	1,579,000	$49.60	2.3%	4.2%
Total	3,965,585	2,630,391	6,595,976	3,628,000	$52.04	5.3%	9.7%

a.	Reflects year of grant or other treasury activity, not the performance year for which compensation was awarded.
b.

Grants include RSUs (including PRSUs) and RSAs. PRSUs are included in this column at the “Target” level but may vest at between 0% and 200% of the “Target” level, as more fully described on pages 48–49 of the Proxy Statement.

c.	Excludes grants of dividend-equivalent units on account of compensation, acquisition or hiring grants made in prior years. Such dividend-equivalent grants totaled 71,098 in 2017 and 121,976 in 2018.
d.	Net shares estimated to be issued are based on historical average of 55% yield of Grants into shares.
e.	Based on shares outstanding on December 31, 2019.

Dilution Control

We have used three controls to limit the dilutive effect of Equity Incentive grants:

•	Discipline in the number of units granted,

•	Repurchasing shares, and

•	Net settling a significant portion of grants for cash instead of shares.

Our use of these controls has been, we believe, successful. Dilution control is the context of our utilization of the Plan in recent years. Since 2016, we have, in lieu of cash, made the performance compensation, acquisition and hiring grants set out in following table. That is, the effect of Plan issuance on our outstanding shares has been about 2.5% over 3 years.

	Shares	% Change, Total	% Change, Annualized
Shares Outstanding on December 31, 2016	66,641,350
Non-Plan Shares Issued in Acquisitions	2,163,865	3.2%	1.1%
Net Shares Issued under Plan*	7,173,044	10.8%	3.6%
Share Repurchases	(7,650,230)	–11.5%	–3.8%

Shares Outstanding on December 31, 2019	68,328,029	2.5%	0.8%

*

Composed of options exercised, RSAs and RSUs converted to unrestricted shares (that is, net of forfeitures, settlements for cash, and tax buybacks) during the period from December 31, 2016 through December 31, 2019.

These figures include all non-Plan shares issued in acquisitions, including the businesses or assets of City Securities, Ziegler Wealth Management, The Business Bank of St. Louis, Rand & Associates, First Empire, Mooreland Partners, B&F Capital Markets, George K. Baum & Co., MainFirst Bank and GMP Securities. We believe these acquisitions have been accretive to shareholder well in excess of related dilution. During the same period, we attracted over 400 new employees by means of Plan grants.

Excluding non-Plan shares issued for acquisition consideration, there was no net dilution during this period. In short, during this period, share repurchases exceeded the number of Plan units vesting.

Shares Currently Available

At our 2016 annual meeting, shareholders approved an increase of 3,000,000 shares to the Plan (despite a contrary recommendation from ISS on essentially the same grounds). The total number of shares of common stock current available for issuance under the plan is approximately 1,800,000 shares. Estimated annual utilization of shares under the Plan is approximately 1,900,000 shares per year over at least the next two years. Accordingly, we have asked shareholders to approve an increase in share capacity of 4,000,000 shares. We believe that good corporate governance is to request additional Plan capacity relatively frequently and to account for past share usage and dilution. We have done so our Proxy Statement and in this letter.

ISS Recommendation

We strongly disagree with ISS’s mechanical framework by which it evaluates equity compensation packages. It ignores the tax and accounting benefits of our approach and, more importantly, the power of equity-based awards, especially in an acquisition context, to retain talent. It ignores the shareholder-alignment benefit of our approach, our acquisition history, and our dilution management by means of share repurchases and net settlement. And, unlike Glass Lewis, which was expressly “cognizant of the broad-based participation of employees in this equity plan” in recommending for our requested capacity increase, ISS flatly ignores this important fact.

ISS groups the views on which it bases its recommendation under the headings of plan cost, plan features, grant practices and what they describe as “overriding factors”. We will address these point by point.

Plan Cost

ISS’s primary argument is that plan cost is “excessive”. We strongly disagree.

ISS calculates our 3-year average unadjusted burn rate at 3.1%, using their standard methodology, which is divorced from the actual impact on our shareholders because the ISS measure gives no credit for share repurchases, net settlement and forfeitures.

Contrary to ISS’s assertion, as we highlighted in the table above, our actual 3-year unadjusted burn rate was just 0.8%. And, considering only compensation-related grants, there was no dilution to shareholders at all over that period.

ISS draws its conclusion mechanically, using its Share Value Transfer model (“SVT”), which looks at new and available shares both together and apart from outstanding grants.

•	Under both approaches:

•

The SVT model focuses myopically on deferred equity compensation, ignoring current and deferred cash compensation. We carefully manage our total compensation expense, as shareholders rightly expect. We balance the trade-offs between current and deferred compensation, as well as the trade-offs between equity grants and deferred cash. The SVT metric artificially isolates one part of a broader system, ignoring the context of how firms in general – and we in particular – attract and retain talent.

•	The SVT model is incapable by design of recognizing the purposes of an equity incentive program, such as retention and alignment, and how these drive the value (as opposed to the number) of shares.

•

The SVT model is calibrated such that it would force a recommendation against our Equity Incentive program even if we asked for a capacity increase of zero shares. Although this result is strange, it is not theoretical: In the second half of 2018, we asked for approval of technical changes to our Equity Incentive plan that involved no capacity increase, but ISS recommended against it on SVT-based arguments that there was, nevertheless, somehow “transfer” of value. Despite ISS’s recommendation, shareholders approved these changes, we believe rightly.

•

ISS’s SVT calculation excluding outstanding grants, in addition to having the problems noted above, also has a quantitative input problem. ISS did not accept our request to them, via their data verification process, to use the more current Plan utilization and availability information in our proxy statement. ISS instead used the information in our 10-K filed earlier in the year. As a result, ISS uses an outdated, and therefore inflated, number of average shares remaining under our Equity Incentive plan. The difference is meaningful because most of our equity awards for each year are granted during the first quarter of the following year. As a result, ISS’s calculation of SVT, particularly as to available shares, is outdated.

•	Under the SVT calculation including outstanding grants, in addition to the problems noted above:

•	The SVT model severely penalizes firms that extend the vesting periods of deferred compensation, even though extended vesting is an obvious benefit to shareholders.

•

Firms with extended vesting periods will, all else equal, have more outstanding grants at any point in time. This drives up the SVT measure for firms that emphasize retention of employees as part of their deferred compensation program.

•	To illustrate, please note the footnoted table and consider the following illustration of how our utilization of equity awards for retention and hiring intersects with the ISS framework:

•

ISS’s benchmarks are 8.56% for new and available shares and 12.36% for new, available and outstanding shares, which leaves incremental room for outstanding shares of 3.8%. With just over 70 million shares outstanding, ISS’s 3.8% margin implies a maximum overhang of grants for Stifel in the neighborhood of 2,800,000 units.

•

During 2019, the grant date value of our equity compensation totaled approximately $140 million, representing 7%, of our aggregate compensation and benefits expense for 2019 of $2.0 billion. Assuming $140 million of equity grants, with an average grant date price for awards of $50, implies annual grants of 2,800,000 units. We have generally granted awards that vest over 5, 7 or 8 years. An average vesting period is 7 years coupled with annual grants of 2.8 million units implies over time outstanding awards of 11.2 million units. In order to meet ISS’s 3.8% margin for outstanding shares, Stifel would need to reduce its average vesting period to roughly 1 year.

•

Such a short vesting period would sacrifice virtually all of the retentive effects of a share plan that has been operating effectively for more than 20 years. It would also fail to meet ISS own vesting period standards. In fact, it is hard to identify another feature of our compensation structure that, if voted away, would be more destructive to our culture and identity.

•

Observe that ISS’s calculation of our SVT for new and available shares, at 10.68% (or 9.72% if they had used current data), is not far from their benchmark of 8.56%. This is clearly not what is driving their negative analysis of our equity compensation program. Instead, it is clearly the SVT and related benchmark relating to outstanding shares – the “overhang” – that they view so negatively: their “all in” benchmark is 12.36% versus a corresponding calculation of 30.30%.

•

What is driving this divergence? The relatively long vesting period of our grants and the significant number of acquisition-related grants, two factors that not only differentiate us from our peers (whose practices are the basis of the ISS benchmark), but also directly benefit our shareholders. In fact, to fit within ISS’s compressed benchmarks, we would have to shorten the vesting of our annual grants to approximately one year. Not only would this be disadvantageous to shareholders, it would fail ISS’s expectation (with which we generally agree) that awards vest over longer periods than one year.

•

In our case, as noted above, the total number securities to be issued based on the exercise of then-outstanding options and units was about 14,000,000 units. We estimate that about 55% of those outstanding grants will become outstanding shares. As we generally grant awards with a vesting period of 5, 7 or 8 years, the total number of grants outstanding at any given time is effectively double the number our outstanding grants if we were to grant awards that vested over a much shorter period of 2 to 3 years, similar to many others in our industry.

Plan Features

Although less important to their overall conclusion, ISS also finds fault with a number of plan features.

•

Treatment of awards in a change of control: we believe that our longstanding approach of restricting the ability to accelerate equity awards to a carefully defined change of control trigger at the sole determination of the Board, which is over 80% independent, or the Board’s Compensation Committee, which is 100% independent, is appropriately limited.

•

Share recycling: Our approach of requesting modest capacity increases from shareholders, such that we must return for new approvals of capacity on a relatively frequent basis, mitigates this concern. We do not issue shares under our Equity Incentive plan in excess of the capacity authorized by shareholders. It is not the number of grants, but the net number of shares ultimately issued on account of grants, that has a dilutive impact on shareholders.

•

Minimum vesting period: ISS faults us for not absolutely prohibiting awards with vesting periods of less than a year. Our grants generally vest in 5, 7 or 8 years, a relatively long period compared to our peers. Virtually the only circumstance in which we have issued awards vesting within a year is to preserve the value of nearly-vested existing awards of acquired companies for their continuing employees.

•	Dividends on unvested shares: We pay dividend equivalents on some of our unvested equity awards, which is appropriate given the long periods of vesting that we generally require.

Grant Practices

ISS recognizes that our grant practices are typical and appropriate. They note the estimated duration of our requested plan capacity favorably, the appropriate character of our grants to our CEO, the tenure of our performance-based grants, and the presence of an appropriate Clawback policy. Other than to pick fault with our ownership guidelines, their only substantial observation is to overstate our 3-year annual burn rate at 7.72%. Their “unadjusted” burn rate is 3.09%, itself overstated because it does not take net settlement and buybacks into account. Their “adjusted” burn rate is even more divorced from reality because it factors in the volatility of our shares – a factor that has no stable effect, even directionally, on our actual rate of utilization.

“Overriding Factors”

Finally, ISS collects a number of points under the heading of “Overriding Factors”, and the only such factor it finds negative in our Equity Incentive plan is “excessive dilution”. Here, just as with their SVT calculations, ISS overstates its calculation of dilution by excluding the mitigating effects of net settlement, forfeitures and share buybacks. The track record of our disciplined approach to managing dilution – which resulted in an actual dilution rate of 0.8% over the past three years – speaks for itself and in no way represents “excessive dilution”.

Our Shareholders’ Own Input

The automatic approach taken by ISS stands in stark contrast to the nuanced, value-driven feedback we receive from our institutional shareholders directly. Our senior management speaks directly with most of our institutional shareholders, both by number and value. We listen carefully and gratefully to their input, and the input of our other shareholders. Shareholder input, including that received in the course of our Equity Plan requests in 2016 and 2018, has directly informed our current capacity increase request. We are continuing to reach out to many of our largest shareholders in regard to this request.

Conclusion

For the reasons given above, we believe our balanced approach to equity compensation has and will preserve our talent, drive organic and opportunistic growth, and control dilution, a winning combination for our shareholders. We therefore respectfully ask you to vote FOR Item 3, the Equity Incentive proposal. If you previously voted against Item 3, we hope you will reconsider your vote for the reasons given. Please see our 2020 Proxy Statement for additional information, especially pages 63–66 & 75–83. We welcome you to communicate with us at any time by email, investorrelations@stifel.com.

Forward-Looking Statements: Certain statements in this communication may be considered forward-looking. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication.